UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2025

Verint Systems Inc.

(Exact name of registrant as specified in its charter)

001-34807

(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

225 Broadhollow Road

Melville, New York 11747

(Address of principal executive offices, with zip code)

(631) 962-9600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, $0.001 par value per share	VRNT	The NASDAQ Stock Market, LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 25, 2025, Verint Systems Inc. (“Verint”) entered into the Fifth Amendment (“Fifth Amendment”) to the Credit Agreement, dated as of June 29, 2017 (as previously amended, the “Existing Credit Agreement” and as further amended by the Fifth Amendment, the “Amended Credit Agreement”), by and among Verint, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.

Pursuant to the Fifth Amendment, the maturity date of the revolving credit facility under the Existing Credit Agreement was extended to March 25, 2030, subject to certain conditions as described below, and the aggregate revolving credit commitments were increased from $300.0 million to $500.0 million. Effective March 25, 2025, borrowings under the Amended Credit Agreement bear interest, at Verint’s option, at either: (i) an alternative base rate (“ABR”), plus the applicable margin therefor, or (ii) Term Secured Overnight Financing Rate (“Term SOFR”), plus the applicable margin therefor. The applicable margin is determined based on Verint’s leverage ratio and ranges from 0.50% to 1.25% for ABR borrowings and from 1.50% to 2.25% for Term SOFR borrowings. As provided in the Fifth Amendment, the revolving credit facility matures on March 25, 2030, provided that from and after January 7, 2026, the maturity date of the revolving credit facility will be accelerated if Verint does not satisfy a minimum level of liquidity equal to (x) the principal amount outstanding under Verint’s 0.25% convertible senior notes due April 15, 2026 (the “Convertible Notes”) plus (y) $100.0 million (taking into account undrawn capacity under the expanded revolving credit facility) at any time that more than $35.0 million in principal amount remains outstanding (and not cash collateralized) under the Convertible Notes.

Other than the changes described above, all other material provisions of the Existing Credit Agreement remain unchanged in all material respects.

Certain of the lenders party to the Amended Credit Agreement, and their respective affiliates, have performed, and may in the future perform for Verint and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, or may receive, customary fees and expense reimbursements.

The foregoing description of the Fifth Amendment is not complete and is qualified in its entirety by reference to the Fifth Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1*	Fifth Amendment, dated March 25, 2025, to the Credit Agreement, dated June 29, 2017, among Verint Systems Inc., as borrower, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent

104	Cover Page Interactive Data File (embedded within XBRL document)

*	Certain exhibits and schedules have been omitted, and the Company agrees to furnish supplementally to the SEC a copy of any omitted exhibits or schedules upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

By:	/s/ Grant Highlander
Name:	Grant Highlander
Title:	Chief Financial Officer

Date: March 25, 2025